     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000

                                                      REGISTRATION NO. 333-32620
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FINISAR CORPORATION
             (Exact name of Registrant as specified in its charter)
                           --------------------------

           DELAWARE                                     3674                    94-3038428
(State or other jurisdiction of                   (Primary Standard          (I.R.S. Employer
incorporation or organization)                       Industrial            Identification No.)
                                             Classification Code number)

                            1308 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 548-1000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                 JERRY S. RAWLS
                            CHIEF EXECUTIVE OFFICER
                              FINISAR CORPORATION
                            1308 MOFFETT PARK DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 548-1000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

         DENNIS C. SULLIVAN, ESQ.                           GAVIN B. GROVER, ESQ.
            JOHN M. FOGG, ESQ.                               MATTHEW BURNS, ESQ.
            JULIE L. HSU, ESQ.                               BRIAN H. BILLS, ESQ.
     GRAY CARY WARE & FREIDENRICH LLP                      MORRISON & FOERSTER LLP
           400 HAMILTON AVENUE                                425 MARKET STREET
     PALO ALTO, CALIFORNIA 94301-1825                  SAN FRANCISCO, CALIFORNIA 94105
              (650) 328-6561                                    (415) 268-7000

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. /X/ Registration Statement File No. 333-32620

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Post-Effective Amendment to the Registration Statement on Form S-1, File No. 333-32620 is being filed with the Securities and Exchange Commission pursuant to Rule 462(d) under the Securities Act of 1933, as amended. This Amendment is being filed for the sole purpose of adding Exhibit Numbers 1.1 and 5.1 to the Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, State of California, on April 6, 2000.

                                                       FINISAR CORPORATION

                                                       BY:              /S/ JERRY S. RAWLS
                                                            -----------------------------------------
                                                                          Jerry S. Rawls
                                                                          PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
                /s/ JERRY S. RAWLS                   President and Chief Executive    April 6, 2000
     ----------------------------------------          Officer (PRINCIPAL
                  Jerry S. Rawls                       EXECUTIVE OFFICER)

              /s/ FRANK H. LEVINSON*                 Chairman of the Board and        April 6, 2000
     ----------------------------------------          Chief Technical Officer
                 Frank H. Levinson

                                                     Vice President, Finance,         April 6, 2000
              /s/ STEPHEN K. WORKMAN                   Chief Financial Officer and
     ----------------------------------------          Secretary (PRINCIPAL
                Stephen K. Workman                     FINANCIAL AND ACCOUNTING
                                                       OFFICER)

               /s/ MICHAEL C. CHILD*                 Director                         April 6, 2000
     ----------------------------------------
                 Michael C. Child

              /s/ ROGER C. FERGUSON*                 Director                         April 6, 2000
     ----------------------------------------
                 Roger C. Ferguson

               /s/ RICHARD B. LIEB*                  Director                         April 6, 2000
     ----------------------------------------
                  Richard B. Lieb

              /s/ LARRY D. MITCHELL*                 Director                         April 6, 2000
     ----------------------------------------
                 Larry D. Mitchell

*By:                   /s/ JERRY S. RAWLS
             --------------------------------------
                         Jerry S. Rawls
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------                     -----------------------
           1.1*         Form of Purchase Agreement
           3.4          Bylaws of Registrant (1)
           3.5          Restated Certificate of Incorporation of Registrant (1)
           4.1          Specimen certificate representing the common stock (1)
           5.1*         Opinion of Gray Cary Ware & Freidenrich LLP
          10.1          Form of Indemnity Agreement between Registrant and
                        Registrant's directors and officers (1)
          10.2          1989 Stock Option Plan (1)
          10.3          1999 Stock Option Plan (1)
          10.4          1999 Employee Stock Purchase Plan (1)
          10.5          Securities Purchase Agreement between Registrant and certain investors, dated as of November 6, 1998 (1)
          10.6          Shareholders' Agreement among Registrant and certain of its shareholders, dated as of November 6, 1998 (1)
          10.7          Voting Agreement among Registrant and certain of its
                        shareholders, dated as of November 6, 1998 (1)
          10.8          Loan Agreement between Registrant and Fleet National Bank, dated as of November 6, 1998 (1)
          10.9          Security Agreement between Registrant and Fleet National
                        Bank, dated as of November 4, 1998 (1)
         10.10          Security Agreement Re: Contracts, Leases, License and
                        Permits between Registrant and Fleet National Bank, dated as of November 4, 1998 (1)
         10.11          Building Office Lease for 582 Market Street, Suite 609-610,
                        San Francisco, CA, dated December 17, 1996 between
                        Registrant and Niantic Corporation (1)
         10.12          Building Lease for 274 Ferguson Drive, Mountain View, CA,
                        dated April 30, 1997 between Registrant and DM Group VIII
                        and DM Group VIII-E (1)
         10.13          Building Lease for 1308 Moffett Park Drive, Sunnyvale, CA,
                        dated May 26, 1999 between Registrant and Aetna Life
                        Insurance Company (1)
          23.1          Consent of Ernst & Young LLP, Independent Auditors
          23.2          Consent of Gray Cary Ware & Freidenrich LLP (included in
                        Exhibit 5.1)
          24.1          Power of Attorney
          27.1          Financial Data Schedule (2)

------------------------

(1) Incorporated by reference to the same numbered exhibit to Registrant's Registration Statement on Form S-1 (File No. 333-87017).

(2) Incorporated by reference to the same numbered exhibit to Registrant's Quarterly Report on Form 10-Q filed March 10, 2000.

*   Filed herewith. All other exhibits previously filed.